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                                  EXHIBIT 23.1






               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the inclusion of our report dated March 21, 2000, with respect to the financial statements of Spiros Development Corporation II, Inc. for the year ended December 31, 1999 in the Current Report on Form 8-K of Dura Pharmaceuticals, Inc. that is expected to be filed with the Securities and Exchange Commission on or about September 15, 2000, and to the incorporation by reference of such Form 8-K in Registration Statement No. 333-90891 on Form S-8 and Registration Statement Nos. 33-71798, 33-93914, and 333-37955 on Form S-3 of Dura Pharmaceuticals, Inc.



                                                       /s/ ERNST & YOUNG LLP

San Diego, California
September 15, 2000